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                            ARTICLES OF AMENDMENT
                                      OF

                    DYNAMIC HEALTHCARE TECHNOLOGIES, INC.

                        CERTIFICATE OF DESIGNATION OF
                            SERIES CM NON-VOTING,
                         CONVERTIBLE PREFERRED STOCK


         1. The name of the corporation is Dynamic Healthcare Technologies, Inc. (the "Corporation").

         2. The resolution determining the Series CM Non-Voting, Convertible Preferred Stock is as follows:

         NOW, THEREFORE BE IT RESOLVED: that the Corporation be, and it hereby is authorized to issue Six Thousand (6,000) shares of Series CM Non-Voting, Convertible Preferred Stock, $.01 par value ("Series CM Preferred Stock"), which shall have the following preferences, limitations and relative rights:

                 (1) RANK. The Series CM Preferred Stock shall, upon voluntary or involuntary liquidation, winding-up, dissolution, merger and combination, rank prior to all classes of common stock.

                 (2) DIVIDENDS. No dividends shall be payable or otherwise to accrue with respect to any shares of Series CM Preferred Stock.

                 (3) LIQUIDATION RIGHTS. Upon the liquidation, dissolution or winding up of the Corporation (other than upon a Sale Event, as hereinafter defined), whether voluntary or involuntary, the holders of the Series CM Preferred Stock will be entitled to receive and to be paid out of the assets of the Corporation available for distribution a liquidation distribution in cash in an amount equal to the greater of (a) $1.00 per share before any payment may be made to the holders of common stock, or (b) the liquidation value per share of that number of shares of Common Stock at the time of such distribution into which each share of Series CM Preferred Stock would have been converted if the Conversion Time (as hereinafter defined) had occurred immediately prior to said liquidation, dissolution or winding up of the Corporation (taking into account the dilutive effect of said conversion). Neither the sale of all or substantially all of the assets of the Corporation, nor the merger or consolidation of the Corporation into or with any other entity will be deemed to be a liquidation, dissolution or winding up of the Corporation. After the payment to the holders of the Series CM Preferred Stock of the full preferential amounts provided for above, the holders of the Series CM Preferred Stock as such will have no right or claim to any of the remaining assets of the Corporation.

                 (4) CONVERSION RIGHTS. Shares of Series CM Preferred Stock will automatically convert into shares of common stock ("Common Stock") of the Corporation at 5:00 p.m. Eastern Standard Time on Friday, August 29, 1997 (the "Conversion Time") pursuant to the following formula based upon the average closing bid and ask prices of the Common
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Stock as quoted on the Nasdaq National Market for the five (5) trading day period ending August 29, 1997 (hereafter referred to as the "CSAVG"):

                          (A) if the CSAVG is greater than or equal to $8.00 per share, then each share of Series CM Preferred Stock will be converted into .0167 shares of Common Stock (rounded to the nearest whole share);

                          (B) if the CSAVG is less than or equal to $5.00 per share, then each share of Series CM Preferred Stock will be converted into 100 shares of Common Stock; or

                          (C) if the CSAVG is greater than $5.00 per share, but less than $8.00 per share, then each share of Series CM Preferred Stock will be converted into that number of shares of Common Stock to be determined as follows (rounded to the nearest whole share):

                 number of shares of Common Stock = 100 x ($8.00 - CSAVG)
                                                          ---------------
                                                               $3.00

No fractional shares will be issued upon conversion.

        Upon such conversion, holders of the Series CM Preferred Stock shall be entitled to receive a certificate for that number of shares of Common Stock into which their Series CM Preferred Stock has been converted within 10 business days following surrender of their certificates of Series CM Preferred Stock to the Corporation, accompanied by proper assignment thereof in blank and, if required by the Corporation, signature guaranties.

         If the Corporation shall prior to the Conversion Time split, subdivide or combine its Common Stock, then the conversion formula set forth above shall be proportionately adjusted so that the holders of Series CM Preferred Stock shall be entitled to receive an equivalent number of shares of Common Stock as if such split, subdivision or combination of its Common Stock had occurred immediately after the Conversion Time.

                 (5) Acceleration of Conversion. In the event that at any time prior to the Conversion Time DHT shall cease to be a publicly traded company by virtue of a merger, share exchange, business combination or sale of all or substantially all or DHT's capital stock or assets (a "Sale Event"), then immediately prior to the effectuation of such Sale Event, all shares of Series CM Preferred Stock shall be converted into shares of Common Stock upon the same terms as described in paragraph 4 above as if the Conversion Time had occurred at 5:00 p.m. on the business day immediately preceding the date on which the Sale Event was effectuated.

         (6) Redemption. The shares of the Series CM Preferred Stock are not subject to redemption.


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        (7)     VOTING RIGHTS.  The holders of shares of the Series CM
Preferred Stock are not entitled to any voting rights except as may be required by law.

        (8)     RETIREMENT.     All shares of Series CM Preferred Stock shall
be canceled, retired and rendered null and void immediately following the Conversion Time and certificates therefor shall only represent the right of the holder to receive Common Stock in exchange thereof.

   3. The foregoing resolution was duly adopted by the Board of Directors of the Corporation on December 11, 1996; shareholder approval was not required.

   4.   Such resolution was signed by the President of the Corporation.

                                               DYNAMIC HEALTHCARE
                                               TECHNOLOGIES, INC., a Florida
                                               corporation


                                               By: /s/ MITCHEL J. LASKEY
                                                  ---------------------------
                                                  Mitchel J. Laskey, President



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